Exhibit 99.1

NEWS RELEASE

Ballistic Recovery Systems, Inc.

Fleming Field — 300 Airport Road • South St. Paul, MN 55075 • USA

Tel:  651-457-7491 • Fax: 651/457-8651 • E-Mail: Info@BRSparachutes.com • Web: www.BRSparachutes.com

DATE: March 2, 2004

Source:  BRS, Inc.

FOR IMMEDIATE RELEASE

BRSI Announces Equity Infusion

SOUTH ST. PAUL, MN — Ballistic Recovery Systems, Inc. (BRSI or BRSI.OB — BRSparachutes.com) announced that Cirrus Design Corporation (“Cirrus”) exercised common stock warrants to acquire 500,000 shares of the Company’s Common Stock for an aggregate exercise price of  $562,500.  The warrants were issued to Cirrus as part of a Purchase and Supply Agreement signed between the companies in September 1999.  The 500,000 shares of restricted Common Stock represent 7.4% of the total outstanding shares of BRSI common stock, and do not have registration rights.   After exercise of such warrants, Cirrus retains one warrant to acquire 650,000 shares of Common Stock at an exercise price of $1.25 per share.  The exercise period for this warrant expires February 28, 2005 and is contingent upon the Company supplying a certain number of units to Cirrus in 2004.

CEO Mark Thomas said, “The Board of Directors is pleased that Cirrus has taken this step in exercising their warrants.  We believe that this action demonstrates the trust that Cirrus has placed in BRS as a supplier and partner.”  Cirrus is a significant customer for BRS whole-aircraft emergency parachute systems, which are a standard equipment feature on both models of the Cirrus general aviation aircraft.  In addition to its work with Cirrus, BRS has an extensive product line of emergency parachute systems for other general aviation and recreational aviation aircraft.

BRS designs, manufactures and distributes whole-aircraft emergency parachute systems for use on general aviation and recreational aircraft. Since the early 1980s, BRS has delivered over 18,000 parachute systems to aircraft owners around the world including over 1,300 systems on certified aircraft. Actual documented uses of these systems are credited with saving the lives of 159 persons through December 2003.

The matters discussed here may be considered forward-looking statements, which may be subject to risks and uncertainties, including market fluctuations, pricing, procurement, manufacturing efficiencies, and other risks, that could cause the actual results to differ materially from those projected. For more information review the company’s filings with the Securities and Exchange Commission, particularly the company’s annual report on Form 10-KSB.

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Company Contact:  MARK B. THOMAS, President & CEO of BRS • 651-457-7491